Exhibit 12.2

111 N. Sixth Street

P.O. Box 679

Reading, PA 19603

(610) 478-2000 Fax (610) 376-5610

www.stevenslee.com

April 20, 2020

Board of Directors	Board of Directors
Clarion County Community Bank	CCBB Bancorp, Inc.
333 W. Main Street	333 W. Main Street
Clarion, PA 16214	Clarion, PA 16214

Re: Merger of Clarion County Community Band and Interim Clarion County Community Bank

Ladies and Gentlemen:

We have been requested to provide this opinion concerning matters of U.S. federal income tax law in connection with the proposed merger (the “Merger”) pursuant to which Interim Clarion County Community Bank, a Pennsylvania corporation (“Interim”), which is a wholly-owned subsidiary of CCCB Bancorp, Inc., a Pennsylvania corporation (the “Holding Company”), will be merged with and into Clarion County Community Bank, a Pennsylvania state chartered bank (the “Bank”) with the Bank as the survivor, pursuant to the Agreement and Plan of Reorganization and Merger, dated as of December 19, 2019, by and among the Bank, Interim, and the Holding Company (the “Merger Agreement”). The Merger is further described in the Offering Statement on Form 1-A prepared by the Holding Company with respect to the Merger (the “Offering Statement”). This opinion is being provided to be filed with the Offering Statement.

The Merger is structured, and will be completed, as a statutory merger for the consideration payable to the Bank shareholders as described in the Merger Agreement, all pursuant to the applicable laws of the Commonwealth of Pennsylvania.

We have acted as counsel to the Bank in connection with the Merger. As such, and for purposes of providing this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

1. the Offering Statement;

2. the Merger Agreement;

April 20, 2020

3. the representations made to us by the Bank and the Holding Company in a representation letter provided to us; and

4. such other instruments and documents related to the Merger as we have deemed necessary or appropriate.

In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that:

1. original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been (or will be by the Effective Date, as defined in the Merger Agreement) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

2. any representation or statement referred to above made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified, are true and will remain true through the Effective Date and thereafter where relevant; and

3. the Merger will be consummated pursuant to the Merger Agreement and will be effective under the laws of the Commonwealth of Pennsylvania and such other laws as may be applicable to the Merger.

Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, if the Merger is consummated in accordance with the provisions of the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof), it is our opinion that: (1) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (“Code”), and no gain or loss will be recognized by the Bank’s shareholders on the receipt of Holding Company Stock in exchange for their Bank Common Stock surrendered in the Merger; (2) no gain or loss will be recognized by the Holding Company with respect to the Merger; (3) the aggregate tax basis of Holding Company Stock received by Bank shareholders in the transaction will be the same as the aggregate basis of the Bank Common Stock surrendered in exchange therefor; and (4) the holding period of the Holding Company Stock received by Bank shareholders in the Merger will include the period during which they held their Bank Common Stock exchanged therefor, provided that the shares of Bank Common Stock are held as a capital asset on the Effective Date.

Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (“Service”) and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above.

April 20, 2020

As you are aware, no ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusion regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable in whole or in part. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Offering Statement on Form 1-A prepared by the Holding Company with respect to the Merger (the “Offering Statement”) and to the reference to our firm under the caption “Legal Matters” in the proxy statement/offering circular included in the Offering Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

STEVENS & LEE, P. C.

/s/ Stevens & Lee, P.C.